Exhibit 99.1

Team Pega,

On behalf of the leadership team, I want to take a moment to share important clarifications and respond to questions related to the Appian lawsuit. To be clear, this is a civil case between competitors with no criminal claims. As you read in our statement, Pega strongly disagrees with the claims and the recent verdict, which are not supported by the facts of the case or the law and are the result of significant error.

We have strong grounds to appeal, and we are financially strong.

We have full confidence in the strength of our appeal. The appeals process could take years to complete, and no judgment would be payable until this process has ended. Pega has the financial strength to pay a judgment if it ever becomes necessary.

There are no limits on how Pega develops, sells, or provides service on our products now or in the future.

Our clients’, prospects’, and partners’ ability to use our products is not in question. This is true regardless of any eventual outcome. We are continuing to invest in industry-leading technologies and innovation. Please continue to engage deeply and personally with our clients and partners.

It is common practice for software companies to conduct competitive analysis, which often includes assessing competitors’ products.

Back in 2012, Pega’s then-head of competitive intelligence, John Petronio, hired a part-time contractor through a staffing firm to perform competitive research. Mr. Petronio guided and supervised the contractor, created videos and training based on his work, and led “Project Crush.” The contractor’s work was completed by September 2014, and he was paid a total of $23,000 over the three years.

In January 2015, Pega terminated Mr. Petronio.

Appian now employs Mr. Petronio as its head of competitive intelligence.

Appian’s CEO could not identify one “trade secret.”

Appian has alleged that the contractor provided Pega with information Appian now claims as “trade secrets,” a characterization that Pega strongly disputes. In his testimony, Appian’s CEO and Co-Founder Matthew Calkins testified that he could not identify one trade secret that Pega had allegedly misappropriated. During the trial, Appian’s Vice President of Product Strategy and Deputy CTO Malcolm Ross changed his testimony as to what was and was not a trade secret.

Many of the now-alleged trade secrets are in fact significant Appian product limitations and weaknesses. One of Appian’s paid experts testified it was valuable to “hide those weaknesses from its customers.” The now-alleged trade secrets include major shortcomings for Appian products such as the risk of data loss by Appian customers.

Pega is committed to the highest ethical standards.

Over our 39 years, we have built deep and trustful relationships with many of the world’s leading organizations and governments. If something goes wrong, we own it. Pega has acknowledged a small number of employees accessed public Appian free trials that Appian wanted to keep closed to Pega. We took corrective action and implemented technical blocks to prevent such access to Appian free trials in the future.

The implication in Appian’s press release that Pega’s CEO accessed any Appian free trials is categorically false.

Pega long ago opened our own free trials to everyone, including competitors, as Pega does not consider free trials to contain any trade secrets.

We do not expect to make ongoing comments on this lawsuit. To make sure that you feel comfortable sharing this information, we are filing this letter publicly as an 8K.

Thank you for your support and enduring commitment to Pega, our clients, and our partners.

Ken

Ken Stillwell  |  Chief Operating Officer and Chief Financial Officer  |  Pegasystems Inc.

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